Exhibit 10.11

RESTRICTED STOCK UNIT AWARD MEMORANDUM –

NON-EMPLOYEE DIRECTOR

Non-Employee Director:	[FIRST NAME] [LAST NAME]

Grant Date:	[GRANT DATE]

Number of Shares Subject to Award:	[NUMBER OF SHARES]

Vesting Schedule:	This Award will vest, and the Shares subject to this Award will be issued (subject to any deferral election made pursuant to Section 4), on the earlier of: (a) the first anniversary of the Grant Date; or (b) immediately prior to the first annual meeting of shareholders of the Company that occurs in the year following the year of the Grant Date.

Additional terms and conditions of your Award are included in the Restricted Stock Unit Agreement (Non-Employee Director). As a condition to your receipt of Shares, you must log on to Fidelity’s website at www.netbenefits.fidelity.com and accept the terms and conditions of this Award within 120 calendar days of your Award Grant Date. If you do not accept the terms and conditions of this Award within such time at www.netbenefits.fidelity.com, this Award will be forfeited and immediately terminate.

RESTRICTED STOCK UNIT AWARD AGREEMENT -

NON-EMPLOYEE DIRECTOR

Pursuant to the Fiserv, Inc. 2007 Omnibus Incentive Plan (the “Plan”), Fiserv, Inc., a Wisconsin corporation (the “Company”), has granted you an award of Restricted Stock Units (the “Award”) entitling you to receive such number of shares of Company common stock (the “Shares”) as set forth in the Award Memorandum on the terms and conditions set forth in this agreement (this “Agreement”), the Award Memorandum and the terms of the Plan. Capitalized terms used in this Agreement and not defined herein shall have the meanings set forth in the Plan.

In the event of a conflict between the terms of this Agreement or the Award Memorandum and the terms of the Plan, the terms of the Plan shall govern. In the event of a conflict between the terms of this Agreement and the Award Memorandum, the terms of this Agreement shall govern.

1.	Grant Date. The Award is granted to you on the Grant Date set forth in the Award Memorandum.

2.	Vesting Provisions. Provided you are serving on the Company’s board of directors (the “Board”) on such date, this Award will vest, and the Shares subject to this Award will be issued (subject to any deferral election made pursuant to Section 4), on the vesting date as set forth in the Award Memorandum.

3.	Termination of Award.

(a)	Your Award shall terminate in all events on the earlier of (i) the date upon which vesting is no longer permitted pursuant to subsection 3(b) of this Agreement or (ii) your failure to accept the terms of this Agreement, the Award Memorandum and the Plan within the time period and in the manner specified in this Agreement.

(b)	In the event of your resignation, removal, or other termination from the Board (a “Termination”) for any reason before the Award vests, the Award will terminate and you will have no right to receive any Shares hereunder; provided, however, that in the event of your Termination by reason of death or Disability, this Award will vest in full and all of the Shares subject hereto shall be immediately issuable; and provided, further, that the Board may in its sole discretion accelerate the vesting of this Award in the event of your Termination by any reason other than death.

(c)	If a Change of Control of the Company occurs, the provisions of Section 17(c) of the Plan shall apply to this Award.

(d)	The Company will have no further obligations to you under this Award if the Award terminates as provided herein.

4.	Deferral. You may elect, no later than the date set forth in the deferral election form for the Award, to defer all or any portion (in 25% increments) of the number of Shares that would otherwise be issued pursuant to this Award. Such deferred Shares will be credited to the Deferred Compensation Plan for Non-Employee Directors of Fiserv, Inc. (the “Deferred Compensation Plan”) at the time they would have otherwise been issued to you, and will thereafter be subject to all of the terms and conditions of the Deferred Compensation Plan.

5.	Issuance of Shares. Subject to Section 4, the Company, or its transfer agent, will issue and deliver the Shares to you as soon as practicable after the Award vests. If you die before the Company has distributed any portion of the vested Shares, the Company will issue the Shares to your estate or in accordance with applicable laws of descent and distribution. The Shares will be issued and delivered in book entry form, and the Company will not be liable for damages relating to any delays in making an appropriate book entry or any mistakes or errors in the making of the book entry; provided that the Company shall correct any errors caused by it. Any such book entry will be subject to such stop transfer orders and other restrictions as the Company may deem advisable under (a) the Plan and any agreement between you and the Company with respect to this Award or the Shares, (b) any applicable federal or state laws, and/or (c) the rules, regulations and other requirements of the Securities and Exchange Commission (“SEC”) or any stock exchange upon which the Shares are listed. The Company may cause an appropriate book entry notation to be made with respect to the Shares to reference any of the foregoing restrictions.

6.	Non-Transferability of Award. Except as provided in the Plan, this Agreement and the Award Memorandum, until the Shares have been issued under this Award, this Award and the Shares issuable hereunder and the rights and privileges conferred hereby may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (by operation of law or otherwise). Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Award, or of any right or privilege conferred hereby, contrary to the provisions of the Plan or of this Agreement, or upon any attempted sale under any execution, attachment or similar process upon the rights and privileges conferred hereby, this Award and the rights and privileges conferred hereby shall immediately become null and void.

7.	Conditions to Issuance of Shares. The Shares issued to you hereunder may be either previously authorized but unissued shares or issued shares which have been reacquired by the Company. The Company shall not be required to issue any certificate or certificates for Shares prior to fulfillment of all of the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the SEC or any other governmental regulatory body, which the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) shall, in its discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any state or federal governmental agency, which the Compensation Committee shall, in its discretion, determine to be necessary or advisable; (d) the lapse of such reasonable period of time following the date of vesting of the Award as the Compensation Committee may establish from time to time for reasons of administrative convenience; and (e) your acceptance of the terms and conditions of this Agreement, the Award Memorandum and the Plan within the time period and in the manner specified in this Agreement.

8.	Dividends; No Rights as Shareholder. If the Company declares a cash dividend and the dividend record date occurs prior to the date the Award vests, you will be credited with an additional number of Restricted Stock Units on the date the cash dividends are paid to the Company shareholders equal to (a) the amount of cash dividends payable with respect to a number of shares of stock equal to your Restricted Stock Units divided by (b) the Fair Market Value of a Share on the date the dividend is paid. These additional Restricted Stock Units will be subject to the same terms and conditions as the Restricted Stock Units with respect to which the dividend equivalents were credited. Until this Award vests and the Shares are issued to you, you shall have no rights as a shareholder of the Company with respect to the Shares. Specifically, you understand and agree that you do not have voting rights or, except as provided in this Section 8, the right to receive dividends or any other distributions paid with respect to shares of Company common stock by virtue of this Award or the Shares subject hereto.

9.	Addresses for Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company as follows: Corporate Secretary, Fiserv, Inc., 255 Fiserv Drive, Brookfield, WI 53045, or at such other address as the Company may hereafter designate in writing. Any notice to be given to the Director shall be addressed to the Director at the address set forth in the Company’s records from time to time, or at such other address for the Director maintained on the books and records of the Company.

10.	Captions; Agreement Severable. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

11.	Securities and Tax Representations.

(a)	You acknowledge receipt of the prospectus under the Registration Statement on Form S-8 with respect to the Plan filed by the Company with the SEC. You represent and agree that you will comply with all applicable laws and Company policies relating to the Plan, this Agreement and any disposition of Shares and that upon the acquisition of any Shares subject to this Award, you will make or enter into such written representations, warranties and agreements as the Company may reasonably request to comply with applicable securities laws or this Agreement.

(b)	You represent and warrant that you understand the federal, state and local income tax consequences associated with the granting of the Award, the vesting of the Award, the deferral of all or a portion of the Shares otherwise issuable upon vesting of the Award, and the subsequent sale or other disposition of any Shares. Unless required by law, the Company will not withhold any federal, state or local income taxes in connection with the Shares. You will be solely responsible for any tax liability associated with the Award and the Shares.

12.	Market Stand-Off. The Company reserves the right to impose restrictions on dispositions in connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, as amended. Upon receipt of written notice from the Company of a trading restriction, you agree that you shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer or agree to engage in any of the foregoing transactions with respect to, any Shares acquired under this Award without the prior written consent of the Company. Such restriction shall be in effect for such period of time following the date of the final prospectus for the offering as may be determined by the Company. In no event, however, shall such period exceed one hundred eighty (180) days.

13.	General Provisions.

(a)	None of the Plan, this Agreement or the Award Memorandum confers upon you any right to continue to serve as a director.

(b)	This Agreement, the Award Memorandum, the Plan and the deferral election form for the Award, if any, contain the entire agreement between the Company and you relating to the Award and the Shares and supersede all prior agreements or understandings relating thereto.

(c)	This Agreement and the Award Memorandum may only be modified, amended or cancelled as provided in the Plan.

(d)	If any one or more provisions of this Agreement or the Award Memorandum is found to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

(e)	Any remedies available to the Company under the Plan or this Agreement are cumulative and are in addition to, and are not affected by, the other rights and remedies available to the Company under the Plan, this Agreement, by law or otherwise

(f)	This Agreement and the Award Memorandum shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to conflict of law provisions.

(g)	The Company agrees, and you agree, to be subject to and bound by all of the terms and conditions of the Plan. The Prospectus for the Plan is accessible on the administrative agent’s website (www.netbenefits.fidelity.com) in the “forms library” and a paper copy is available upon request.

(h)	This Agreement and the Award Memorandum shall be binding upon and inure to the benefit of any successor or assign of the Company and to any heir, distributee, executor, administrator or legal representative entitled by law to your rights hereunder.

(i)	You understand that, under the terms of the Plan, this Agreement and the Award Memorandum, the Company may cancel or rescind this Award and/or the Shares in certain circumstances.

By selecting the “I accept” box on the website of our administrative agent, you acknowledge your acceptance of, and agreement to be bound by the terms of, this Agreement, the Award Memorandum and the Plan.

Your acceptance of the terms of this Agreement, the Award Memorandum and the Plan through our administrative agent’s website is a condition to your receipt of Shares. You must log on to our administrative agent’s website and accept the terms and conditions of this Agreement, the Award Memorandum and the Plan within 120 calendar days of your Award Grant Date. If you do not accept the terms and conditions of this Agreement, the Award Memorandum and the Plan within such time, this Award will be forfeited and immediately terminate.

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